Exhibit 99.(e)(1)(b)

SCHEDULE A

(as of April 30, 2023)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange and Ticker	Termination Date
Invesco Agriculture Commodity Strategy No K-1 ETF	06/21/22	08/24/22	The NASDAQ Stock Market, LLC (PDBA)	04/30/2024
Invesco Optimum Yield Diversified Commodity Strategy No K-1 ETF	09/25/14	11/07/14	The NASDAQ Stock Market, LLC (PDBC)	04/30/2024
Invesco Electric Vehicle Metals Commodity Strategy No K-1 ETF	03/15/22	04/27/22	The NASDAQ Stock Market, LLC (EVMT)	04/30/2024

Invesco Actively Managed Exchange-Traded Commodity Fund Trust, on behalf of each Fund listed on Schedule A

By:	/s/ Anna Paglia
	Name:	Anna Paglia
	Title:	President & Principal Executive Officer

Invesco Distributors, Inc.

By:	/s/ Nicole Filingeri
	Name:	Nicole Filingeri
	Title:	Vice President